FORM 8-K

                    SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549



Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934.

Date of Report (Date of earliest event reported) July 1, 1998.



                           HIGH PLAINS CORPORATION

             (Exact name of registrant as specified in its charter)


Kansas                                                                #1-8680
(State or other jurisdiction of                              (Commission File
incorporation)                                                        Number)



200 W. Douglas                                                    #48-0901658
Suite #820                                                      (IRS Employer
Wichita, Kansas 67202                                     Identification No.)
(Address of principal
executive offices)


                                (316) 269-4310
                       (Registrant's telephone number)


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Item  5  Other Information

Wichita, Kansas - July 1, 1998 - High Plains Corporation today announced the formation of a new four-person senior management team that will lead the efforts to achieve the corporate objectives of higher operating efficiency and low-cost production.

Leading the new management team is Chief Executive Officer, Gary R. Smith, who adds the title of President, replacing Raymond Friend whom has resigned to pursue other interests.

The other senior management team members include Chris Standlee, who is promoted from Corporate Vice President and General Counsel to Vice President and Chief Operating Officer; Dianne Rice, who adds the title of Vice President to her previous title of Chief Financial Officer; and Greg Heuer, who assumes the title of Director of Plant Operations.

Smith has repeatedly stated since his appointment as CEO in April that High Plains must achieve profitability through higher efficiency and low-cost operation. "The capabilities, enthusiasm and boundless energy of Chris Standlee, Dianne Rice and Greg Heuer are evident to everyone who works with them. Their collective educational backgrounds and work experiences provide High Plains with a tremendous resource of which we will take full advantage to achieve our goals," noted Mr. Smith.

Standlee, who joined High Plains Corporation in 1995, previously was a partner in the law firm of Coombs & Standlee, Chartered. He is a graduate of Yale University and the University of Kansas School of Law.

Rice, a Certified Public Accountant, was recruited to high Plains Corporation in 1994 from the accounting firm of Allen, Gibbs and Houlik. She is a graduate of Kansas Newman College.

Heuer joined High Plains Corporation in 1985 and has served as General Plant Manager of the Company's Colwich, KS ethanol production facility. Heuer holds a Masters Degree in Chemistry from Southern Illinois University - Edwardsville.

Mr. Friend has elected to remain in the environmental industry by accepting the position of President/CEO of The L.A.W. Group, Inc. which is a Wichita, Kansas-based, private manufacturing and sales company operating under the tradename "CryoKinetics." Mr. Friend's thirteen years of ethanol industry experience will continue to be available as he will remain on High Plains' Board of Directors and has also agreed to serve the Company on a consulting basis.

Based in Wichita, Kansas, High Plains Corporation is among the Nation's largest producers of ethanol. The Company operates production facilities in Colwich, Kansas; York, Nebraska; and Portales, New Mexico.

                                  SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant had duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date      July 1, 1998                               HIGH PLAINS CORPORATION


                                                     /s/Gary R. Smith
                                                     Chief Executive Officer